Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ASPEN EDUCATION GROUP, INC.,

FRAZIER HEALTHCARE II, L.P.

as Shareholders’ Representative,

MADRID MERGER CORPORATION,

and

CRC HEALTH CORPORATION

September 22, 2006

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(continued)

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(continued)

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(continued)

		Page

11.10	Survival	45

11.11	Consent to Jurisdiction	45

11.12	Third Party Beneficiaries	45

11.13	Headings; Knowledge of the Company	45

11.14	Disclosure Schedule, Schedules, and Exhibits	46

11.15	Severability	46

11.16	Counterparts	46

Exhibits	Description
Exhibit A	[Intentionally Omitted]	A-1
Exhibit B	Form of Buyer Officer’s Certificate	B-1
Exhibit C	Form of Company Officer’s Certificate	C-1
Exhibit D-1	Current Assets and Current Liabilities	D-1
Exhibit D-2	Tax Amount	D-2

Schedules	Description
Schedule 1	Shareholder, Option holder and Warrant holder Percentage Share	S- _
Schedule 2.4	Charter, Bylaws, Directors and Officers	S- _
Schedule 2.6(a)	Options	S- _
Schedule 2.18(c)	Options and Indebtedness	S- _
Schedule 3.1(b)	Organization and Qualifications	S- _
Schedule 3.3	No Violations	S- _
Schedule 3.5	Capitalization	S- _
Schedule 3.6	Financial Statements	S- _
Schedule 3.7	Title to Assets	S- _
Schedule 3.8	Absence of Changes or Events	S- _
Schedule 3.9	Compliance with Law	S- _
Schedule 3.10	Litigation	S- _
Schedule 3.13	Employee Benefit Matters	S- _
Schedule 3.14	Employees	S- _
Schedule 3.18	Real Property	S- _
Schedule 3.19	Related Party Transactions	S- _
Schedule 5.3	Consents and Approvals	S- _
Schedule 5.5	Sufficient Funds	S- _
Schedule 6.1	Agreements of the Company	S- _
Schedule 7.5	Consents.	S- _
Schedule 11.13	Knowledge of the Company	S- _

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of September 22, 2006, by and among Aspen Education Group, Inc., a California corporation (the “Company”), Madrid Merger Corporation, a California corporation (“Merger Sub”), CRC Health Corporation, a Delaware corporation (“Buyer”), and Frazier Healthcare II, L.P., as Shareholders’ Representative.

RECITALS

A. The Company’s outstanding capital stock consists of 20,233,824 shares of common stock, no par value per share (“Common Stock”), 12,236,287 shares of 12% Series A Cumulative Convertible Preferred Stock, no par value per share (“Preferred Stock A”) and 4,078,762 shares of 12% Series B Cumulative Convertible Preferred Stock, no par value per share (“Preferred Stock B”). Preferred Stock A and Preferred Stock B are collectively referred to herein as the “Preferred Stock”. The Common Stock and the Preferred Stock are collectively referred to herein as the “Company Stock”, and each share of Company Stock is referred to herein as a “Share”. There are outstanding options (“Options”) to acquire an aggregate of 3,466,600 shares of Common Stock. There are outstanding warrants (“Warrants”) to acquire an aggregate of 5,192,316 shares of Common Stock.

B. Merger Sub is a wholly-owned subsidiary of Buyer.

C. The respective Boards of Directors of Buyer, Merger Sub and the Company deem it advisable and in the best interests of their respective shareholders to consummate the business combination provided for herein.

D. In furtherance thereof, the respective Boards of Directors of Buyer, Merger Sub and the Company have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

E. The Board of Directors of the Company has determined to recommend to the Shareholders the adoption of this Agreement.

F. Buyer, as the sole shareholder of Merger Sub, has adopted this Agreement.

G. Concurrently with the execution and delivery of this Agreement the shareholders of the Company have adopted this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

Certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“Additional Merger Consideration” is defined in Section 2.13(a).

“Agreement” means this Agreement and the Exhibits and Schedules attached hereto.

“Allocation Certificate” is defined in Section 2.7(c).

“Arbitrating Accountant” is defined in Section 2.10(b).

“Audited Financials” is defined in Section 3.6.

“Benefit Plans” is defined in Section 3.13(a).

“Books and Records” is defined in Section 7.1.

“Business Day” means any day when banks in Los Angeles, California are open for conducting general commercial business.

“Buyer” is defined in the Preamble.

“Buyer Officer’s Certificate” means a certificate substantially in the form of Exhibit B attached hereto.

“California Code” means the Corporations Code of California.

“Cash Equivalents” means, collectively, the aggregate consolidated amount of cash on hand and in banks, cash equivalents and marketable securities of the Company and the Subsidiaries as of the open of business on the Closing Date (net of any bank overdrafts), as adjusted for any deposits in transit, any outstanding checks, in each case as determined in accordance with GAAP (without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby) and only to the extent such overdraft, deposit in transit, outstanding check or other reconciling item is not reflected in the Closing Balance Sheet. Notwithstanding the foregoing, restricted cash and cash held in student accounts (defined for the purposes of this Agreement as funds deposited with the Company or its Subsidiaries on behalf of students for their incidental purchases) is excluded from the definitions of “Cash Equivalents” and “Current Assets.”

“CERCLA” is defined in Section 3.9(b)(v).

“Certificates” is defined in Section 2.11(b)(i).

“Closing” is defined in Section 2.3.

“Closing Balance Sheet” is defined in Section 2.9.

“Closing Date” is defined in Section 2.3.

“Closing Estimate” is defined in Section 2.7(b).

“Closing Date Merger Amount” means an amount equal to (i) the Closing Estimate, minus (ii) the Working Capital Escrow Amount.

“Closing Date Per Share Amount” means the quotient of (x) divided by (y), where (x) equals (i) the Closing Date Merger Amount, plus (ii) the aggregate exercise price for all Options cancelled pursuant to Section 2.6(a) plus the aggregate exercise price for all Warrants sold pursuant to Section 2.6(b), and (y) equals the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time determined on a Fully Diluted Basis. For greater certainty, the phrase “aggregate exercise price” in the preceding sentence refers to the aggregate exercise price that would be payable upon exercise, regardless of whether such exercise actually occurs.

“Closing Working Capital” is defined in Section 2.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in the Recitals.

“Company” is defined in the Preamble.

“Company Officer’s Certificate” means a certificate substantially in the form of Exhibit C attached hereto.

“Company Stock” is defined in the Recitals.

“Confidential Information Memorandum” is defined in Article IV.

“Confidentiality Agreement” means the Confidentiality Agreement dated August 7, 2006 executed by Buyer in favor of the Company.

“Constituent Entities” is defined in Section 2.1.

“Current Assets” means the current consolidated assets of the Company and the Subsidiaries, as of the relevant date of determination, but excluding Cash Equivalents, deferred tax assets, restricted cash and cash held in student accounts, calculated in accordance with GAAP and consisting solely of the line items set forth on Exhibit D-1.

“Current Liabilities” means the current consolidated liabilities of the Company and the Subsidiaries, including accrued liabilities calculated in accordance with GAAP, as of the relevant date of determination, but excluding deferred tax liabilities, calculated in accordance with GAAP and consisting solely of the line items set forth on Exhibit D-1.

“Damages” means all assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses.

“Debt Commitment Letter” is defined in Section 5.5.

“Delivery Date” is defined in Section 2.9.

“Disclosure Schedule” is defined in Article III.

“Dispute” is defined in Section 2.10(a).

“Dispute Notice” is defined in Section 2.10(a).

“Dispute Period” is defined in Section 2.10(a).

“Dissenting Share” is defined in Section 2.19(a).

“D&O Claim” is defined in Section 7.7(a).

“Effective Time” is defined in Section 2.3.

“Environmental Claims” is defined in Section 3.9(b)(vii)(A).

“Environmental Laws” is defined in Section 3.9(b)(vii)(B).

“Environmental Permits” is defined in Section 3.9(b)(vii)(C).

“Equity Commitment Letter” is defined in Section 5.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Facility” is defined in Section 3.9(b)(vii)(D).

“Financial Statements” is defined in Section 3.6.

“Financing” is defined in Section 5.5.

“FIRPTA Certificate” is defined in Section 8.2(b).

“Fully Diluted Basis” means assuming the exercise of all Warrants and all Options outstanding and exercisable as of immediately prior to the Effective Time or that become exercisable as a result of the Merger and conversion of all then outstanding Preferred Stock as of immediately prior to the Effective Time.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Entity” means any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign, including any Person serving as a fiscal intermediary, agent or carrier with respect to any governmental program or benefit.

“Hazardous Substances” is defined in Section 3.9(b)(vii)(F).

“Healthcare and Human Services Laws” is defined in Section 3.20(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States), as amended, and the rules and regulations thereunder.

“Income Tax” means any income, franchise, net profits, excess profits or similar Tax measured on the basis of net income.

“Indebtedness” means, to the extent not included in Working Capital and without duplication, the sum of the following items of the Company and its Subsidiaries, on a consolidated basis, immediately prior to Closing determined in accordance with GAAP: (a) all indebtedness for borrowed money (including the principal amount thereof, premium, if any, thereon and the amount of accrued and unpaid interest thereon) of the Company and its Subsidiaries, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed or seller notes issued in connection with the acquisition of any Person, whether owing to banks, financial institutions or otherwise, including unreimbursed amounts drawn under letters of credit, surety bonds or similar obligations, (b) all guaranties, and other obligations of the Company or its Subsidiaries in respect of indebtedness for borrowed money of persons other than the Company or the Subsidiaries, (c) all premiums, fees, penalties, change of control payments or other consideration in respect of any of the foregoing, (d) capitalized leases entered into since the Interim Balance Sheet Date, (e) the redemption price of minority interests due to Sue Crowell in respect of her interest in SUWS of the Carolinas, (f) the Equity Price (as defined in the Niton Letter) due to Niton, Inc. and Dr. David Sack under that certain letter from the Company and Aspen Youth, Inc. to Niton, Inc. and Dr. Sack dated the date hereof (the “Niton Letter”) in respect of the purchase of interests in Eating Disorder Venture, LLC and the cancellation of Options held by Dr. Sack and (g) earnout obligations of the Company and its Subsidiaries in respect of the purchase of Copper Canyon Academy, New Leaf Academy and Texas Excel Academy, Inc. No Transaction Expenses and no undrawn amounts (or contingent reimbursement obligations) under any outstanding letters of credit shall be deemed Indebtedness. No earnout obligations in respect of the purchase of Outback Therapeutic Expeditions and Wilderness Therapy Programs, Inc., shall be deemed Indebtedness. The Termination Fee (as defined in the Niton Letter), if it shall come due, shall not be deemed Indebtedness, shall not be included in the definitions of Current Liabilities or Transaction Expenses, and shall not be included in the calculation of the Tax Amount.

“Indemnification Provisions” is defined in Section 7.7(a).

“Interim Balance Sheets” is defined in Section 3.6.

“Interim Balance Sheet Date” is defined in Section 3.6.

“knowledge of the Company” or “known to the Company” is defined in Section 11.13.

“Leased Premises” is defined in Section 3.18.

“material” means (a) with respect to the Company, material to the business, operations, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole and (b) with respect to Buyer, material to the business, operations, assets, or results of operations or financial condition of Buyer.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (1) is materially adverse to the business, operations, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (2) prevents or materially impedes, interferes with, hinders or delays beyond the Outside Date the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following, with the exception of (a), shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure by the Company or its Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement; (c) to the extent that they do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) the industry(ies) in which the Company or its Subsidiaries operate, (ii) the U.S. securities or financial markets, (iii) the U.S. economy as a whole, or (iv) the economy of any foreign country as a whole; or (d) any adverse change, effect, event, occurrence, state of facts or development resulting from (i) the taking of any action required by this Agreement, (ii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation or enforcement thereof, (iii) something attributable to the acts or omissions of, Buyer, (iv) the acts or omissions of, or on behalf of, Buyer, or (v) to the extent that they do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, acts of war, terrorism, or other conflict.

“Material Contract” is defined in Section 3.11.

“Merger” is defined in Section 2.1.

“Merger Price” is defined in Section 2.7(a).

“Merger Sub” is defined in the Preamble.

“Officer” is defined in Section 7.7(a).

“Option Amount” is defined in Section 2.6(a)(i).

“Options” is defined in the Recitals.

“Outside Date” is defined in Section 11.1(e).

“Owned Premises” is defined in Section 3.18.

“Paying Agent” is defined in Section 2.11(a).

“Payment Fund” is defined in Section 2.11(a).

“Pay-Off Letter” is defined in Section 8.2(c).

“Percentage Share” means the quotient of (x) divided by (y), where (x) means the number of shares of Common Stock held by such Shareholder, Option holder or Warrant holder as of immediately prior to the Effective Time determined on a Fully Diluted Basis, and (y) means the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time determined on a Fully Diluted Basis. Schedule 1 lists each Shareholder’s, Option holder’s and Warrant holder’s Percentage Share.

“Permitted Encumbrances” is defined in Section 3.7.

“Per Share Amount” means the quotient of (x) divided by (y), where (x) equals (i) the Merger Price (as may be adjusted in accordance with Section 2.13), plus (ii) the aggregate exercise price for all Options cancelled pursuant to Section 2.6(a) plus the aggregate exercise price for all Warrants sold pursuant to Section 2.6(b), and (y) equals the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time determined on a Fully Diluted Basis. For greater certainty, the phrase “aggregate exercise price” in the preceding sentence refers to the aggregate exercise price that would be payable upon exercise, regardless of whether such exercise actually occurs.

“Person” means an individual, corporation, limited liability company, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

“Preferred Stock” is defined in the Recitals.

“Preferred Stock A” is defined in the Recitals.

“Preferred Stock B” is defined in the Recitals.

“Real Property” is defined in Section 3.18.

“Registered Intellectual Property” is defined in Section 3.15.

“Regulatory Permits” is defined in Section 3.20(c).

“Release” is defined in Section 3.9(b)(vii)(G).

“Released Escrow Amount” is defined in Section 2.13(b).

“Section 409A” is defined in Section 3.13(f).

“Securities Act” is defined in Article IV.

“Share” is defined in the Recitals.

“Shareholder Rep Party” means the Shareholders’ Representative, its affiliates and each of their officers, directors, managers, employees, agents, partners, members and shareholders.

“Shareholders” means all shareholders of the Company holding beneficially and of record the issued and outstanding Common Stock and Preferred Stock.

“Shareholders’ Representative” is defined in Section 9.1.

“Successor Plans” is defined in Section 7.4(b).

“Subsidiary” means each entity as set forth on Schedule 3.1(b).

“Surviving Corporation” is defined in Section 2.1.

“Target Working Capital” means negative $24,500,000.

“Tax” means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e., whether federal, state, local, municipal, or foreign), whether disputed or not, including, without limitation, all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

“Tax Amount” is defined in Section 2.9.

“Tax Returns” mean all reports, returns, statements (including, without limitation, estimated reports, returns, or statements), claims for refund and other similar filings relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means all fees, commissions, costs and expenses incurred by the Company, its Subsidiaries or the Shareholders (to the extent the Company, its Subsidiaries or the Surviving Corporation pays or is obligated to pay such fees and expenses incurred by the Shareholders) in connection with this Agreement or the Merger to the extent not paid in full at or prior to the Closing or not otherwise included in Working Capital, including (a) all brokerage or finders’ fees or agents’ commissions or any similar charges, including the amounts payable to UBS Securities LLC, (b) all legal, accounting, financial advisory, consulting and other fees and expenses of third parties or affiliated parties and (c) all payments to employees, directors or independent contractors that accelerate, come due or are payable as a result of or in connection with the closing of the Merger (other than payments in respect of Options).

“Transferred Employees” is defined in Section 7.4(a).

“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act of 1988 and the California specific WARN Act (as set forth in Sections 1400-1408 of the California Labor Code), as amended.

“Warrants” is defined in the Recitals.

“Warrant Amount” is defined in Section 2.6(b).

“Working Capital” means the difference of Current Assets less Current Liabilities.

“Working Capital Adjustment Amount” is defined in Section 2.13(b).

“Working Capital Escrow Amount” means $8,000,000.

ARTICLE II

Purchase and Sale of Shares; Closing and Manner of Payment

2.1 General. On the terms and subject to the conditions contained in this Agreement, at the Effective Time, in accordance with this Agreement and the California Code, Merger Sub shall merge (the “Merger”) with and into the Company, the Company shall continue as the surviving corporation (sometimes herein referred to as the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease. The Company and Merger Sub are sometimes herein referred to as the “Constituent Entities.”

2.2 Effect of the Merger. Immediately following the Merger, the Surviving Corporation shall (a) possess all the rights, privileges, powers and franchises, both public and private, of the Constituent Entities, (b) be vested with all property, whether real, personal or mixed, and all debts due on whatever account, and all other causes of action, and all other interests belonging to or due to each of the Constituent Entities, and (c) be responsible and liable for all the obligations and liabilities of each of the Constituent Entities, all with the effect set forth in the California Code.

2.3 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 300 S. Grand Avenue, Suite 2200, Los Angeles, California 90071, at 10:00 a.m. on a date to be specified by the parties which shall be no later than two (2) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” Simultaneously with, or as soon as practicable following, the Closing, the parties shall cause a certificate of merger to be filed with the Secretary of State of the State of California as provided in Section 1103 of the California Code. The Merger shall become effective at such time as the certificate of merger is so filed or at such later time as is set forth in the certificate of merger, if different, which time is hereinafter referred to as the “Effective Time.”

2.4 Charter, Bylaws, Directors and Officers. At the Effective Time, (a) the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law; (b) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law; and (c) the directors and officers of the Surviving Corporation shall be the persons listed on Schedule 2.4 hereto, in each case until the earlier of their death, resignation or removal.

2.5 Common Stock and Preferred Stock. At the Effective Time, by virtue of the Merger, automatically and without any action on the part of any party:

(a) Each share of Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted without any action on the part of the holders thereof into and represent the right to receive and become exchangeable for an amount in cash (without interest and payable in accordance with this Article II) equal to the Per Share Amount;

(b) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted, without any action on the part of the holders thereof, into and represent the right to receive and become exchangeable for an amount in cash (without interest and payable in accordance with this Article II) equal to the number of shares of Common Stock issuable upon conversion of such share of Preferred Stock (including the conversion of accrued and unpaid dividends thereon) immediately prior to the Effective Time multiplied by the Per Share Amount;

(c) Each Share, if any, held in the Company’s treasury or owned beneficially by Buyer or Merger Sub shall be cancelled and retired without payment of any consideration therefor; and

(d) Each issued and outstanding share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

2.6 Options and Warrants. With respect to any Option or Warrant outstanding as of immediately prior to the Effective Time:

(a) Options.

(i) Each Option, to the extent outstanding and exercisable for one or more shares of Common Stock immediately prior to the Effective Time or which will otherwise in accordance with its terms vest on an accelerated basis on the consummation of the Merger, shall, at the Effective Time, be cancelled and cease as to those shares of Common Stock. In exchange for each such cancelled Option, the Company (or the Surviving Corporation as its successor) shall pay to the holder a cash amount (the “Option Amount”) determined by multiplying (A) the number of shares of Common Stock as to which such Option is so cancelled by (B) the dollar amount (if any) by which the Per Share Amount exceeds the exercise price per share of Common Stock in effect under such Option immediately prior to the Effective Time. However, no cash amount or other consideration shall be payable with respect to any cancelled Option for which the exercise price payable per share of Common Stock immediately prior to the Effective Time is equal to or greater than the Per Share Amount. The cash payments made to each holder of a cancelled Option shall be subject to the collection of all applicable federal, state and local income and employment withholding taxes by the Company (or the Surviving Corporation), and all cash payments made to each such holder of a cancelled Option shall accordingly be reduced by the amount of those withholding taxes, with the net amount to be paid to such holder in accordance with Sections 2.18(a) and (b).

(ii) The Company shall take all actions necessary so that each Option, to the extent outstanding immediately prior to the Effective Time but not accelerated or otherwise exercisable for one or more of the underlying shares of Common Stock, shall be cancelled without further action at the Effective Time.

(iii) Schedule 2.6(a) sets forth a true and complete list as of the date hereof of each outstanding Option, including the option holder, the number of shares of Common Stock subject to such option, the number of those shares for which the Option is exercisable or will be accelerated and exercisable as of the Closing Date, the number of shares for which the Option is not exercisable and the exercise price payable per share. On the Closing Date, the Company shall deliver to Buyer an updated Schedule 2.6(a) current as of such Closing Date

(b) Warrants. Each Warrant outstanding immediately prior to the Effective Time shall be sold by the holder thereof to the Company in consideration for the right to receive an amount in cash, without interest, payable in accordance with this Article II (the “Warrant Amount”), equal to the product of (i) the Per Share Amount less the exercise price per share of Common Stock under such Warrant as of immediately prior to the Effective Time; and (ii) the aggregate number of shares of Common Stock into which such Warrant is exercisable immediately prior to the Effective Time.

2.7 Merger Price and Closing Estimate.

(a) Merger Price. Subject to Section 2.8, the merger price (the “Merger Price”) shall be equal to:

(i) Two Hundred Ninety-One Million Dollars ($291,000,000);

(ii) plus the aggregate amount of Cash Equivalents;

(iii) plus the principal amount and accrued interest due to the Company under that certain Note and Pledge Agreement dated June 30, 2005, issued by Educational Services of America, College Park School and Rossier Educational Enterprises, Inc.;

(iv) minus the aggregate of all Indebtedness; and

(v) minus the aggregate amount of Transaction Expenses.

(b) Closing Estimate. For purposes of the Closing, the Company shall, not less than two (2) days prior to the Closing Date, make a good-faith estimate of the Merger Price, as adjusted by the Working Capital Adjustment Amount (the “Closing Estimate”), based upon the most recent ascertainable financial information of the Company and the Subsidiaries.

(c) Fully Diluted Shares. For purposes of the Closing and the calculation of the Per Share Amount and the Closing Date Per Share Amount, the Company shall, not less than two (2) days prior to the Closing Date, provide Buyer with an officer’s certificate (the

“Allocation Certificate”) setting forth (i) the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time determined on a Fully Diluted Basis and (ii) the holders thereof. The Allocation Certificate shall be final and binding on the Company, all Shareholders and holders of Options and Warrants.

2.8 Working Capital Adjustment. The Merger Price will be (i) increased on a dollar for dollar basis by the amount by which the Working Capital as of the open of business on the Closing Date (“Closing Working Capital”) is greater than Target Working Capital, or (ii) decreased on a dollar for dollar basis by the amount by which the Working Capital as of the open of business on the Closing Date is less than Target Working Capital. Working Capital will not include any Transaction Expenses to the extent included in the calculation of the Merger Price (without regard to this Section 2.8).

2.9 Determination of Cash Equivalents, Indebtedness and Working Capital. The amounts of Cash Equivalents, Indebtedness and Closing Working Capital shall each be determined from a consolidated balance sheet (the “Closing Balance Sheet”) of the Company and the Subsidiaries as of the open of business on the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP and Exhibit D-1, provided that in the event of any conflict between GAAP and Exhibit D-1, GAAP shall control; provided that, notwithstanding the foregoing, Working Capital shall be calculated solely on the basis of the line items set forth on Exhibit D-1. Notwithstanding anything to the contrary herein or in GAAP but without duplication, the Closing Balance Sheet shall reflect as a current asset of the Company (and Working Capital shall include as an asset) the Tax Amount calculated in the manner set forth on Exhibit D-2. The “Tax Amount” means the economic cash value of Income Tax benefits to the Company and its Subsidiaries arising at any time from any and all deductible payments related to (i) any exercise, or cancellation pursuant to Section 2.6(a), of an Option that occurs on or after the date hereof and prior to the Effective Time, (ii) any bonuses paid on the Closing Date in connection with the Merger, or (iii) all transaction expenses that are deductible for Tax purposes, including (to the extent deductible in the year ending on the Closing Date) unamortized (as of immediately prior to the Closing) transaction expenses with respect to Indebtedness being paid off at Closing and the fees and expenses of legal counsel, accountants, investment bankers and the Shareholders’ Representative. Buyer, at its sole cost and expense, shall prepare the Closing Balance Sheet and deliver the Closing Balance Sheet to the Shareholders’ Representative not more than seventy-five (75) days following the Closing Date. “Delivery Date” means the date on which the Closing Balance Sheet is so delivered. Buyer and the Shareholders’ Representative shall, throughout the entire period starting on the Closing Date and ending on the Delivery Date, meet from time to time at either party’s request and discuss any and all financial and business matters relating to the preparation of the Closing Balance Sheet.

2.10 Disputes Regarding Closing Balance Sheet. Buyer shall make available to the Shareholders’ Representative the books, records and personnel of the Company and the Subsidiaries which the Shareholders’ Representative requires in order to review the Closing Balance Sheet and Buyer’s determination of Cash Equivalents, Closing Working Capital and Indebtedness. Disputes with respect to the Closing Balance Sheet shall be resolved as follows:

(a) The Shareholders’ Representative shall have thirty (30) days following the Delivery Date (the “Dispute Period”) to dispute any of the elements of or amounts reflected on the Closing Balance Sheet and affecting the calculation of the Merger Price or Per Share Amount (a “Dispute”). If the Shareholders’ Representative does not give to Buyer written notice of a Dispute (a “Dispute Notice”) within the Dispute Period, the Closing Balance Sheet shall be treated as if it had been accepted and agreed to by the Shareholders’ Representative in the form in which it was delivered, and shall be final and binding upon the parties hereto. If the Shareholders’ Representative has a Dispute, the Shareholders’ Representative shall give Buyer a Dispute Notice within the Dispute Period, setting forth the elements and amounts with which it disagrees. Within thirty (30) days after delivery of the Dispute Notice, Buyer and the Shareholders’ Representative shall attempt to resolve the Dispute and agree in writing upon the final content of the disputed Closing Balance Sheet.

(b) If Buyer and the Shareholders’ Representative are unable to resolve any Dispute within the thirty (30) day period following the Shareholders’ Representative’s delivery of a Dispute Notice, the Shareholders’ Representative and Buyer shall jointly engage the Los Angeles office of Ernst & Young LLP (the “Arbitrating Accountant”) as arbitrator. If Ernst & Young LLP is unable or unwilling to serve as Arbitrating Accountant, the Arbitrating Accountant shall be the Los Angeles office of an accounting firm selected promptly by agreement of Buyer and the Shareholders’ Representative. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant’s function shall solely be to resolve the Dispute. The Arbitrating Accountant shall allow Buyer and the Shareholders’ Representative (and their respective representatives) to present their respective positions regarding the Dispute. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. The Arbitrating Accountant shall thereafter promptly render its decision on the question in writing and finalize the Closing Balance Sheet. Such written determination shall be final and binding upon the parties hereto, and judgment may be entered on the award. Upon the resolution of all Disputes, the Closing Balance Sheet shall be revised to reflect the resolution. The fees and expenses of the Arbitrating Accountant shall be paid half by the Shareholders’ Representative on behalf of the Shareholders, on the one hand, and half by Buyer, on the other hand.

2.11 Manner of Payment of Merger Price and Indebtedness.

(a) Paying Agent.

(i) At or prior to the Effective Time, Buyer shall enter into an agreement with a bank or trust company of recognized standing designated by Buyer and that is reasonably satisfactory to the Company (the “Paying Agent”). At the Closing, Buyer shall deposit with the Paying Agent (A) the Working Capital Escrow Amount, and (B) the Closing Date Merger Amount (collectively, the “Payment Fund”).

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the date hereof, the Company shall cause the Paying Agent to mail to each holder of record of a certificate or certificates representing shares of Company Stock (“Certificates”) and to each holder of Warrants (A) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Warrants shall pass, only upon proper delivery of the Certificates and Warrants to the Paying Agent and which shall be reasonably satisfactory to Buyer, and (B) instructions for use in effecting surrender by such holder of Certificates to the Paying Agent in exchange for a portion of the Merger Price.

(ii) At or after the Effective Time, the holder of each Certificate and/or Warrant, upon the surrender by such holder to the Exchange Agent of such Certificate or Warrant, as applicable, together with the letter of transmittal duly completed and validly executed by such holder in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, shall be entitled to receive in exchange for such Certificate or Warrant, as applicable, a check (or, if requested by such holder, a wire transfer) for the Per Share Amount into which shares of the Company Stock theretofore represented by such Certificate have been converted pursuant to Section 2.5, or Warrant Amount into which such Warrant has been converted pursuant to Section 2.6(b) and such Certificate or Warrant, as applicable, shall forthwith thereafter be canceled. Until such time as any adjustment pursuant to Section 2.13 has been determined, all payments made by the Paying Agent shall be calculated on the basis that the Per Share Amount shall be deemed to equal the Closing Date Per Share Amount. In the event of a transfer of ownership of shares of Company Stock or Warrant, as applicable, that is not registered on the transfer records of the Company, the cash consideration payable hereunder with respect to such shares of Company Stock or Warrant, as applicable, may be paid to a Person other than the Person in whose name the Certificate or Warrant, as applicable, so surrendered is registered, if such Certificate or Warrant, as applicable, shall be properly endorsed or otherwise be in proper form for transfer. Subject to Section 2.19, each Certificate or Warrant, as applicable, shall be deemed at all times from and after the Effective Time to represent only the right to receive, upon exchange as contemplated in this Section 2.11, the Per Share Amount or Warrant Amount, as applicable, calculated in accordance with this Agreement. No interest shall be paid or accrue on any Per Share Amount payable upon surrender of any Certificate.

2.12 Further Rights in Company Stock. Subject to Section 2.13, all Per Share Amounts issued and paid upon conversion of shares of Company Stock, all Option Amounts issued and paid and all Warrant Amounts issued and paid, each in accordance with the terms hereof, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Stock, Option or Warrant, as applicable.

2.13 Manner of Payment of Adjustment. Following the Closing, the Buyer and the Shareholders’ Representative shall determine the final Merger Price following the procedures established in Sections 2.8, 2.9 and 2.10. If, based on the Merger Price as finally determined:

(a) the Merger Price exceeds the Closing Estimate, the Surviving Corporation shall promptly (but in any event within five (5) days of the final determination of the Merger

Price) pay the excess (such excess, the “Additional Merger Consideration”) to the Paying Agent on behalf of the Shareholders, Option holders and Warrant holders. The Paying Agent shall promptly pay (i) to each Shareholder and Warrant holder that has previously delivered to the Paying Agent Certificates, Warrants, letters of transmittal and other documentation required by Section 2.11(b)(ii), such Shareholder’s or Warrant holder’s pro rata share of the Working Capital Escrow Amount and the Additional Merger Consideration in accordance with such Shareholder’s or Warrant holder’s Percentage Share, and (ii) to the Surviving Corporation an aggregate amount equal to the sum of the Option holders’ pro rata shares of the Working Capital Escrow Amount and the Additional Merger Consideration in accordance with the Option holders’ respective Percentage Shares, to then be distributed by the Surviving Corporation to each Option holder in accordance with such Option holder’s Percentage Share.

(b) the Closing Estimate exceeds the Merger Price, Shareholders’ Representative shall direct the Paying Agent to promptly deliver from the Working Capital Escrow Amount (but in any event within (5) days of the final determination of the Merger Price) such excess (the “Working Capital Adjustment Amount”) to the Surviving Corporation. Notwithstanding anything to the contrary contained herein, in no event shall the Working Capital Adjustment Amount exceed the Working Capital Escrow Amount and neither the Company nor any Shareholder shall have any liability whatsoever to the extent the difference between the Closing Estimate minus the Merger Price, exceeds the Working Capital Escrow Amount. To the extent the Working Capital Escrow Amount exceeds the Working Capital Adjustment Amount (such excess, the “Released Escrow Amount”), the Paying Agent shall promptly pay (i) to each Shareholder and Warrant holder that has previously delivered to the Paying Agent Certificates, Warrants, letters of transmittal and other documentation required by Section 2.11(b)(ii) such Shareholder’s or Warrant holder’s pro rata share of the Released Escrow Amount in accordance with such Shareholder’s or Warrant holder’s Percentage Share, and (ii) to the Surviving Corporation an aggregate amount equal to the sum of the Option holders’ pro rata shares of the Released Escrow Amount in accordance with the Option holders’ respective Percentage Shares, to then be distributed by the Surviving Corporation to each Option holder in accordance with such Option holder’s Percentage Share.

In each case, such payment shall be made by wire transfer of immediately available funds pursuant to wire transfer instructions furnished by the Paying Agent (if the payment is to the Paying Agent) or by the Surviving Corporation (if the payment is to the Surviving Corporation).

2.14 Termination of the Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of shares of Company Stock for twelve (12) months after the Effective Time may be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Stock or Warrants who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to applicable abandoned property, escheat and similar Laws) for the Merger Price, without any interest thereon.

2.15 No Liability. None of Buyer, the Company, Merger Sub or the Surviving Corporation shall be liable to any Person for any amount from the Payment Fund delivered to a governmental authority or agency pursuant to any applicable abandoned property, escheat or similar Laws.

2.16 Withholding Rights. Each of the Surviving Corporation, Buyer and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Shareholder, Option holder and/or Warrant holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Buyer or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Option holder and/or Warrant holder in respect of which such deduction and withholding was made by the Surviving Corporation, Buyer or the Paying Agent, as the case may be.

2.17 Lost, Stolen or Destroyed Certificates. If any Certificate or Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Warrant to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate or Warrant and the payment of any fee charged by the Paying Agent for such service, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate or Warrant the amount of cash to which the holder thereof is entitled pursuant to this Article II (subject to any applicable withholding taxes).

2.18 Options and Indebtedness.

(a) At the Closing or promptly thereafter, Buyer shall cause the Paying Agent to pay to the Surviving Corporation an amount equal to the aggregate Option Amount to be paid to the Option holders calculated on the basis that the Per Share Amount shall be deemed to equal the Closing Date Per Share Amount. Buyer shall then cause the Surviving Corporation to issue a payroll check to each Option holder for such holder’s Option Amount calculated on the basis that the Per Share Amount shall be deemed to equal the Closing Date Per Share Amount, less applicable withholding as set forth in Section 2.6(a).

(b) After the final determination of the Merger Price and upon receipt of the payment, if any, made to the Surviving Corporation by the Paying Agent pursuant to Section 2.13(a) or (b), Buyer shall cause the Surviving Corporation to issue a payroll check to each Option holder for such holder’s pro rata share of the Working Capital Escrow Amount and Additional Merger Consideration, or the Released Escrow Amount, as applicable, determined in accordance with such holder’s Percentage Share, less applicable withholding as set forth in Section 2.6(a).

(c) At the Closing, Buyer shall cause the Surviving Corporation to also pay in accordance with the Pay-Off Letters the Indebtedness of the Company set forth on Schedule 2.18(c) by wire transfer of immediately available funds.

2.19 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any Shareholder who has not voted in favor of the Merger, has demanded and perfected such

Shareholder’s dissenters’ rights of such Shareholder’s shares in accordance with the applicable provisions of the California Code and has not effectively withdrawn or lost such dissenters’ rights (a “Dissenting Share”), shall not be converted into or represent a right to receive cash pursuant to Sections 2.5(a), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the California Code; provided, however, that any Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw or lose such dissenters’ rights, in either case pursuant to the California Code, shall be deemed to be converted into, as of the Effective Time, the right to receive cash pursuant to Section 2.5(a).

(b) The Company shall give Buyer (i) prompt notice of any written demands for dissenters’ rights, withdrawals of demands for dissenters’ rights and any other instruments served pursuant to the applicable provisions of the California Code relating to the dissenters’ rights process received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the California Code. The Company will not voluntarily make any payment with respect to any demands for dissenters’ rights and will not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

ARTICLE III

Representations and Warranties of the Company

The Company makes the following representations and warranties. No representation or warranty shall survive the Closing, and none shall merge into any instrument of conveyance. All representations and warranties of the Company are made subject to the express exceptions noted in the schedule delivered by the Company to Buyer concurrently herewith and identified by the parties as the “Disclosure Schedule”. Any disclosure set forth on any particular schedule of the Disclosure Schedule shall be treated as disclosed with respect to all other schedules of the Disclosure Schedule regardless of whether or not a specific reference is made thereto. The inclusion of any item or fact in the Disclosure Schedule shall not be deemed an admission that such item or fact is material for the purposes of this Agreement.

3.1 Organization and Qualifications.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and is duly qualified or authorized to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so qualified, licensed or authorized would not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.1(b) sets forth a complete and accurate list of (i) each Person in which the Company owns, of record or beneficially, any direct or indirect equity or other interest, including, without limitation, any shares of capital stock or limited liability company interest, or any similar right or interest, (ii) the jurisdiction of incorporation, formation or organization of each such Subsidiary, each jurisdiction in which such Subsidiary is qualified or licensed to conduct business, and (iii) each record owner of the capital stock, limited liability company or membership interests, or other equity interests of each such Subsidiary. Each Subsidiary (A) has the requisite corporate or limited liability company power and authority, as applicable, to carry on its business as it is now being conducted, to use its name and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned or leased and operated, and (B) is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. There are no other Persons in which the Company owns, of record or beneficially, directly or indirectly: (x) any shares of capital stock or securities convertible into capital stock of any other corporation or (y) any participating interest in any partnership, joint venture or other non-corporate business enterprise.

3.2 Corporate Power; Enforceable Obligation.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be performed by it. This Agreement has been duly authorized, executed, and delivered by the Company and is the legal, valid, and binding obligation of the Company, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of the Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Board of Directors of the Company has (i) duly approved this Agreement, the Merger and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Shareholders and (iii) recommended that the Shareholders adopt this Agreement and directed that this Agreement be submitted to the Shareholders for adoption, and the Shareholders have, by the required votes under the Company’s charter and the California Code, adopted this agreement.

3.3 No Violations. Except as set forth on Schedule 3.3, The execution, delivery, and performance of this Agreement by the Company will not contravene, breach or violate (a) any law, rule, or regulation to which the Company or any Subsidiary is subject, (b) any judgment, order, injunction, or decree of any court, arbitrator, or governmental authority or agency that is applicable to the Company or any Subsidiary or (c) the charter or organizational documents of the Company or any Subsidiary; nor will such execution, delivery, or performance violate, be in conflict with, result in the breach of, or require the consent of any other party to, any Material Contract or, to the Company’s knowledge, any other contract, agreement, instrument, commitment or other arrangement to which the Company or any Subsidiary is a party, except where such violation, breach or conflict would not reasonably be expected to have a Material Adverse Effect, or give any party with rights thereunder the right to terminate, cancel, or accelerate the rights or obligations of the Company or any Subsidiary thereunder.

3.4 Consents and Approvals. Except for any filings that may be required to comply with the HSR Act and any applicable foreign antitrust and competition laws, no authorization, approval, notice to or consent of, and no registration or filing with, any Governmental Entity is required to be made or obtained by the Company in connection with the execution, delivery, and performance of this Agreement by the Company, except where the failure to obtain such authorization, approval or consent would not reasonably be expected to have a Material Adverse Effect.

3.5 Capitalization. The Company has the number of authorized and issued shares of capital stock as indicated on attached Schedule 3.5. Except as disclosed on Schedule 3.5, the Company has no other classes of authorized, issued or outstanding shares of capital stock. All of the issued and outstanding Shares have been validly issued, are fully paid and nonassessable, and are owned of record as set forth in Schedule 3.5. Except as disclosed on Schedule 3.5, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), puts, calls, convertible securities, registration rights or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to purchase, redeem, issue or register for sale to the public any securities of any kind.

3.6 Financial Statements.

(a) Attached as Schedule 3.6 are copies of: (a) the audited consolidated balance sheets as of December 31, 2005, December 31, 2004 and December 31, 2003 of the Company and related audited consolidated statements of income and cash flows for the fiscal years then ended, accompanied by the notes thereto and the reports of PricewaterhouseCoopers LLP (collectively, the “Audited Financials”) and (b) the unaudited consolidated balance sheet as of June 30, 2006 (the “Interim Balance Sheet Date”) and June 30, 2005 of the Company (the “Interim Balance Sheets”) and the unaudited consolidated statements of income and cash flows for the six month period then ended (collectively with the Audited Financials and the Interim Balance Sheets, the “Financial Statements”).

(b) Except as described on Schedule 3.6, the Financial Statements have been prepared in conformity with the books and records of the Company and GAAP (subject, in the case of the Interim Balance Sheet, to normal year-end adjustments and the lack of footnotes) and on that basis present fairly, in all material respects, the consolidated financial condition and consolidated results of operations as of the dates thereof and for the periods indicated of the Company.

(c) Except (i) as reflected in the Audited Financials, (ii) for liabilities and obligations incurred in the ordinary course of business since December 31, 2005, (iii) for liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or (iv) as described on Schedule 3.6, the Company and its Subsidiaries have not incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP applied in a manner consistent with the Audited Financials.

3.7 Title to Assets. This Section 3.7 does not relate to real property or interests in real property, such items being the subject of Section 3.18, or to any intellectual property, such items being the subject of Section 3.15. Except as set forth on Schedule 3.7, the Company has good and valid title to all of its assets and properties, in each case free and clear of liens, pledges, security interests, and other encumbrances of every kind, except for (a) liens for Taxes and assessments not yet due and payable, (b) liens for Taxes, assessments, and other charges, if any, the validity of which is being contested in good faith by appropriate action, (c) liens of employees and laborers for current wages not yet due, (d) restrictions not materially affecting the present use of such assets or properties (collectively, the “Permitted Encumbrances”), except where failure to have such title would not reasonably be expected to have a Material Adverse Effect.

3.8 Absence of Changes or Events. To the knowledge of the Company, since December 31, 2005, there has not occurred any event or condition that has had or could reasonably be expected to have a Material Adverse Effect. Since December 31, 2005, except as set forth on Schedule 3.8, the Company’s business has been conducted in the ordinary course and in substantially the same manner as previously conducted, and none of the Company nor any of its Subsidiaries has:

(a) amended its organizational documents;

(b) (i) incurred any long-term indebtedness for borrowed money or (ii) entered into any guaranty outside of the ordinary course of business;

(c) mortgaged, pledged or subjected to any lien any of its properties or assets, except for Permitted Encumbrances;

(d) except as required by GAAP or required by a change in applicable law, statute, rule or regulation, made any material change in its accounting principles or the methods by which such principles are applied for financial accounting purposes;

(e) increased the compensation of any officer or employee, other than with respect to employees who are not officers, (i) in the ordinary course of business, (ii) to comply with applicable law or (iii) as required to do so pursuant to existing contracts or agreements;

(f) disposed or agreed to dispose of any material properties or assets (other than inventory) in an amount in excess of $500,000 in any individual case or $1,000,000 in the aggregate or acquired or agreed to acquire assets or properties in an amount in excess of $500,000 in any individual case or $1,000,000 in the aggregate;

(g) merged or consolidated with, purchased substantially all of the assets of, or otherwise acquired any business or any Person;

(h) entered into, amended, waived any material rights under or terminated any Material Contract except in the ordinary course of business, or entered into, amended, waived any material rights under or terminated any Lease, except amendments, waivers and renewals or extensions of existing Leases in the ordinary course of business;

(i) canceled or forgiven any material debts or claims except in the ordinary course of business;

(j) made any payment to or entered into or performed any transaction or contract for the benefit of any Affiliate or any holder of Shares (other than payments made to officers, directors and employees in their capacities as such or otherwise in the ordinary course of business);

(k) suffered any material loss, destruction, damage or taking by eminent domain (whether or not insured) affecting the business of the Company and its Subsidiaries or any of their material assets;

(l) paid, discharged, waived, settled or satisfied any action, claim, suit, arbitration or proceeding against the Company or any of its Subsidiaries involving the payment by or to the Company or any of its Subsidiaries in an amount in excess of $50,000 or any action, claim, suit, arbitration or proceeding by the Company involving a claim for an amount in excess of $50,000;

(m) made, changed or revoked any material Tax election, filed any amended Tax Returns, settled or compromised any material Tax liability, entered into any material closing agreement relating to any Tax, consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or changed any material tax accounting method or taxable period;

(n) submitted any plan of correction outside the ordinary course of business to any Governmental Entity or accrediting body or modified or amended any existing plan of correction; or

(o) agreed to do any of the foregoing.

3.9 Compliance with Law.

(a) The Company and its Subsidiaries are not in violation of any, law, rule, or regulation to which they are subject and have not failed in any respect to obtain or adhere to the material requirements of any material license, permit, or other governmental authorization necessary to the ownership of their assets and properties or to the conduct of their businesses.

(b) To the knowledge of the Company, except as set forth on Schedule 3.9 and except where the failure of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(i) The Company and the Subsidiaries are in compliance with applicable Environmental Laws and Environmental Permits.

(ii) The Company and the Subsidiaries possess all Environmental Permits which are required for the operation of their respective businesses.

(iii) During the past three (3) years, neither the Company nor any Subsidiary has received any written communication from a governmental authority alleging any failure by the Company or any Subsidiary to comply with any applicable Environmental Laws or Environmental Permits.

(iv) There is no Environmental Claim pending or, to the Company’s knowledge, threatened, against the Company or any Subsidiary.

(v) No Facility is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any comparable state list.

(vi) During the past three (3) years, neither the Company nor any Subsidiary has received any written notice from any person that the Company or any Subsidiary is a potentially responsible party with respect to any Off-Site Facility, pursuant to CERCLA or any comparable state or local law.

(vii) For the purposes of this Agreement:

(A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, directives, claims, liens, proceedings or notices of noncompliance or violation by any person alleging potential liability arising out of, based on or resulting from: (I) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by the Company or any Subsidiary; or (II) circumstances forming the basis of any violation of any Environmental Law; or (III) any and all claims by any person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances.

(B) “Environmental Laws” means all federal, state or local statutes, laws, rules, ordinances, codes, rule of common law, regulations, judgments and orders, in effect on the Closing Date and relating to the environment, including laws and regulations relating to Hazardous Substances, including Releases or threatened Releases of Hazardous Substances.

(C) “Environmental Permits” means all permits, licenses, registrations, and governmental approvals and authorizations required by any Environmental Laws.

(D) “Facility” means any facility as defined in CERCLA that is owned, leased or occupied by the Company or any Subsidiary.

(E) “Offsite Facility” means any Facility which is not presently, and never has been, owned, leased or occupied by the Company or any Subsidiary.

(F) “Hazardous Substances” means any chemicals or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants,” under any Environmental Law.

(G) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, or migration into the atmosphere, soil, surface water, groundwater or property.

3.10 Litigation. Except as set forth on Schedule 3.10, neither the Company nor any Subsidiary is a party to any pending or, to the knowledge of the Company, threatened litigation, arbitration, investigation, or other proceeding of or before any court, arbitrator, or governmental, regulatory, or administrative official, body, or authority, except for such litigation, arbitration, investigation or proceeding as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, all such pending and threatened litigation, proceedings and claims are covered by insurance that is maintained in accordance with past practice, and the Company has not received any reservation of rights letter with respect thereto. Furthermore, there is no pending or, to the knowledge of the Company, threatened, litigation, arbitration, investigation, or other proceeding involving the Company or any Subsidiary of or before any court, arbitrator, or governmental, regulatory, or administrative official, body, or authority that is reasonably likely to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

3.11 Material Contracts. Except as set forth in the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, instrument, commitment or other arrangement (i) that provides for annual payments equal to or greater than $100,000, (ii) evidencing Indebtedness, (iii) that governs any joint venture, limited liability company or partnership agreement (other than limited liability company or partnership agreements of which the Company owns 100% of the membership or partnership interests), (iv) containing a presently effective noncompetition provision restricting the Company or any of its Subsidiaries or affiliates, (v) to the knowledge of the company, with any physician or other Person who refers patients or students to the Company or any of its Subsidiaries or recommends such referral, (vi) for a capital lease providing for aggregate annual rental payments in excess of $50,000 or (vii) that commits the Company or its Subsidiaries to make any capital expenditure in excess of $100,000 (each, a “Material Contract”). Each Material Contract is valid, binding and enforceable against the Company (or such Subsidiary) and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, and is in full force and effect on the date hereof, except as could not reasonably be expected to have a Material Adverse Effect. The Company (or such Subsidiary), and, to the knowledge of the Company, each other party to the Material Contracts have in all material respects performed all the obligations required to be performed by them to date (or each non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no notice of default and are not in default (with due notice or lapse of time or both) under any Material Contract which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect.

3.12 Taxes.

(a) All income and other material Tax Returns required to be filed by the Company and each Subsidiary have been filed, all such Tax Returns were correct and complete in all material respects, and all material Taxes required to be paid by the Company and each Subsidiary (whether or not shown to be due and payable on such Tax Returns) have been paid or properly accrued and taken into account in the computation of Working Capital. To the knowledge of the Company, there are no Tax liens upon any of the assets of the Company or any Subsidiary, except for Permitted Encumbrances. To the knowledge of the Company, no Tax Return of the Company or any Subsidiary is currently being examined by any taxing authority, there is no proceeding, assessment or adjustment concerning Taxes of the Company or any Subsidiary pending, being conducted, or raised, by any taxing authority, and there are no outstanding agreements or waivers extending the statute of limitations applicable to any Tax Return. The Company is not and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

(b) Neither the Company nor any Subsidiary is, or has been, the common parent or a member of any affiliated group of corporations filing a consolidated Income Tax Return (other than a group the common parent of which was the Company); neither the Company, nor any Subsidiary, is a party to any Tax sharing agreement or other similar arrangement pursuant to which it could be liable for the Taxes of any third party in any material amount.

(c) To the knowledge of the Company, the unpaid Taxes of the Company and each of its Subsidiaries (i) did not as of the Interim Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) since the date of the Interim Balance Sheet, neither the Company, nor any of its Subsidiaries has incurred any liability for Taxes outside of the ordinary course of business consistent with past custom and practice.

(d) To the knowledge of the Company, the Company and each Subsidiary has deducted, withheld and timely paid to the appropriate taxing authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each Subsidiary has complied with all reporting and recordkeeping requirements.

(e) Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Code Section 355.

(f) Neither the Company nor any Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of Section 6662 of the Code.

3.13 Employee Benefit Matters.

(a) The Disclosure Schedule lists each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other material nondiscretionary employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change in control, fringe benefit in excess of $5,000 per person per year, stock appreciation, equity based, performance or retention plans maintained or contributed to by the Company or any Subsidiary for current or former employees of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has or could incur material liability (collectively, the “Benefit Plans”). With respect to each Benefit Plan, the Company has made available to Buyer a true and complete copy of the following, if any: (i) the most recent summary plan description for each Benefit Plan for which a summary plan description is required; (ii) such Benefit Plan, and each trust agreement relating to such Benefit Plan; (iii) the three most recent annual reports (Form 5500) for each Benefit Plan for which such report is required to be filed; (iv) the actuarial reports for the last three (3) years for each Benefit Plan for which such a report is required under ERISA; and (v) the most recent determination letter issued by the Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Each Benefit Plan has been operated and administered in accordance with its terms and with ERISA, the Code and other applicable law in all material respects. All contributions required to have been made by the Company or any Subsidiary under each Benefit Plan (including salary deferral contributions under any 401(k) plan) have been made by the due date therefor (including any extensions) in all material respects. No Benefit Plan is: (i) subject to Title IV of ERISA; (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA; or (iii) ”multiple employer plan” under Section 4063 of ERISA. With respect to each Benefit Plan, to the knowledge of the Company, no event, conditions, or set of circumstances exists that has or could reasonably be expected to subject the Company or any of its Subsidiaries to any liability under the terms of such Benefit Plan, ERISA, the Code, or any other applicable law.

(c) Except as set forth on Schedule 3.13, to the knowledge of the Company, neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(d) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code, or is based upon a prototype of such a plan or a written legal opinion to the effect that each related trust is exempt from taxation under Section 501(a) of the Code, and to the knowledge of the Company nothing has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or tax-exempt status.

(e) No Benefit Plan or employment agreement provides health or life insurance benefits to any former employee, officer, director or independent contractor (or any beneficiary or dependent of such person), and neither the Company nor any Subsidiary has any obligation to provide any such benefits, in excess of benefit continuation coverage available under Part 6 of Subtitle B of Title I of ERISA, following retirement or other termination of employment.

(f) Each Benefit Plan or employment agreement that is or that forms a part of a non-qualified deferred compensation plan described in Section 409A of the Code (“Section 409A”), to the extent subject to Section 409A, have been operated in good faith compliance with Section 409A.

3.14 Employees. With respect to employees of the Company or any Subsidiary, except as set forth on Schedule 3.14:

(a) No employee has been represented by a labor organization within the past three years and no demand for recognition of any employee has been made by or on behalf of any labor organization.

(b) Neither the Company nor any Subsidiary has been a party to any collective bargaining agreement or other labor union contract applicable to their employees within the past three years and neither the Company nor any Subsidiary has engaged in any unfair labor practice in respect to any of their employees or has any employee grievance or other employee dispute pending which involves any of their employees.

(c) To the knowledge of the Company, there is not presently pending or existing and during the last thirty-six (36) months there has not been, and there is not threatened:

(i) Any material strike, slowdown, picketing, work stoppage or employee grievance process;

(ii) any union organizational activity or other labor or employment dispute against or affecting the Company or any Subsidiary; or

(iii) any application for certification of a collective bargaining agent.

(d) There is no lockout of any employees of the Company or any Subsidiary and no such action is contemplated by the Company or any Subsidiary.

3.15 Intellectual Property Matters. The Disclosure Schedule lists all of the material registered trademarks, trademark registration applications, registered copyrights, patents, and patent applications of the Company and the Subsidiaries (the “Registered Intellectual Property”). The Company and each Subsidiary owns or possesses adequate valid rights to use the Registered Intellectual Property and all material trade secrets, know-how, unregistered trademarks and service marks, copyrights, and domain names used by the Company or any Subsidiary, as applicable, and the validity of such rights is not being contested in any litigation to which the Company or any Subsidiary, as applicable, is a party nor has any such litigation been threatened.

3.16 Insurance. To the knowledge of the Company, all material insurance policies of the Company have been and are in full force and effect, all insurance premiums due thereon have been paid in full when due, and no notice of cancellation or termination has been issued or received by the Company.

3.17 No Brokers. Except for UBS Securities LLC, whose fees and expenses are the sole responsibility of the Company, no broker or finder has acted directly or indirectly for the

Company in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of the Shareholders or any of their affiliates, the Company or any Subsidiary.

3.18 Real Property. Except as set forth on Schedule 3.18, none of the Company or its Subsidiaries owns any real property. The Company or its Subsidiaries has marketable fee simple title in and to the real property set forth on Schedule 3.18 (the “Owned Premises”), free and clear of liens, pledges, security interests, and other encumbrances of every kind, except for Permitted Encumbrances. Schedule 3.18 lists all real property leased, subleased, licensed, occupied or otherwise used by the Company or any Subsidiary (the “Leased Premises”, and together with the Owned Premises, the “Real Property”). Other than the Leased Premises and as set forth on Schedule 3.18, neither the Company nor any Subsidiary currently possesses, uses, leases or operates any real property. Except as set forth on Schedule 3.18, there are no subleases, licenses, concessions, occupancy agreements or other similar contractual obligations granting to any other Person the right of use or occupancy of the Real Property in a manner adverse to the operations of the business in the ordinary course. The Company has made available to the Buyer true, accurate, and complete copies of each lease, license or other agreement for each Leased Premises. The Company has received no written notice that the Company or any Subsidiary is in default in any material respect under any of the leases, licenses or other agreements with respect to the Leased Premises, and such leases, licenses or other agreements are in full force and effect and constitute valid and binding agreements of the Company or such Subsidiary as applicable, and neither the Company, such Subsidiary nor, to the knowledge of the Company, any lessor is in breach of any of their respective terms in any material respect.

3.19 Related Party Transactions. Schedule 3.19 describes each business relationship (excluding employee compensation paid in the ordinary course of business and other ordinary incidents of employment) existing on the date of this Agreement between the Company or any Subsidiary, on the one hand, and any officer, director or Shareholder of the Company, or to the knowledge of the Company, any affiliate of the Shareholder, on the other hand.

3.20 Certain Healthcare and State Regulatory Matters. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect:

(a) neither the Company nor any of its Subsidiaries is in receipt of any written notice of material violation of any law to which it is subject with respect to healthcare or human services regulatory matters (including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, The Social Security Act, as amended, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b) including Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the “Federal Anti-Kickback Statute,” The Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute,” the statute commonly referred to as the “Federal False Claims Act,” state versions of the Federal Anti-Kickback Statute and the Stark Statute, all statutes and regulations related to the possession, distribution maintenance and documentation of controlled substances and all applicable statutes and regulations related to the education of, housing of, or care for youth, including without limitation all statutes, regulations or other requirements applicable to Company’s child care licenses, residential treatment licenses, therapeutic camp licenses, outdoor youth treatment licenses, foster care license, therapeutic school licenses, camp permits, and pharmacy licenses) (“Healthcare and Human Services Laws”);

(b) the Company and its Subsidiaries have maintained all records required to be maintained by the State Boards of Pharmacy and governmental payment programs, including but not limited to AB 3632, as required by applicable Healthcare and Human Services Laws in all material respects;

(c) all permits under Healthcare and Human Services Laws, including but not limited to permits issued by state departments of health or human services (including without limitation child care licenses, residential treatment licenses, therapeutic camp licenses, outdoor youth treatment licenses, foster care license, therapeutic school licenses, camp permits, and pharmacy licenses), (“Regulatory Permits”), and all required accreditations by a private organization are held by the Company or its Subsidiaries and are in full force and effect;

(d) the Company and its Subsidiaries do not participate in the Medicare or Medicaid programs or any other Federal Healthcare Program (as defined in 42 U.S.C. Sections 1320a-7b(f));

(e) the Company and its Subsidiaries have timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors, and all such claims or reports are complete and accurate in all material respects;

(f) neither the Company nor any of its Subsidiaries is subject to a corporate integrity agreement with any Governmental Entity; and

(g) to the knowledge of the Company, no employees of the Company or its Subsidiaries have been convicted of a Federal Health Care Program (as defined in 42 U.S.C. Sections 1320a-7b(f)) related offense, or convicted of a violation of federal or state law related to fraud, theft or embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances.

ARTICLE IV

Limitation on Warranties

Except as expressly set forth in Article III, (a) the Company makes no express or implied warranty of any kind whatsoever, including any representation as to physical condition or value of any of the assets of the Company or any Subsidiary or the future profitability or future earnings performance of the Company or any Subsidiary and (b) no covenants, warranties or representations are made, or have been made, by the Shareholders, the Company, the Subsidiaries or UBS Securities LLC or any of their respective representatives or agents with respect to the accuracy or completeness of any information contained in the Confidential Information Memorandum distributed by UBS Securities LLC (the “Confidential Information Memorandum”), and none of them shall have any liability to Buyer arising out of the use of the information contained in such Confidential Information Memorandum. THE

REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN ARTICLE III CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY AND ANY SUBSIDIARY, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SHAREHOLDERS. The Company hereby disclaims any such other or implied representations and warranties, notwithstanding the delivery or disclosure to Buyer, its affiliates and their respective officers, directors, employees and representatives of any documentation or other information, including without limitation, any due diligence materials. The parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement. Buyer acknowledges that any estimates, forecasts, or projections furnished or made available to it concerning the Company or any Subsidiary (including the contents of the Confidential Information Memorandum) regarding their properties, business or assets may not have been prepared in accordance with GAAP or standards applicable under the Securities Act of 1933, as amended (the “Securities Act”), and such estimates reflect numerous assumptions, and are subject to material risks and uncertainties. Buyer acknowledges that actual results may vary, perhaps materially. Buyer further acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Company and the Subsidiaries in making its determination as to the propriety of the transactions contemplated by this Agreement, and in entering into this Agreement, has relied solely on the results of said investigation and on the representations and warranties of the Company expressly contained in this Agreement.

ARTICLE V

Representations and Warranties of Buyer and Merger Sub

Each of Buyer and Merger Sub hereby represents and warrants to the Company as follows:

5.1 Corporate Power; Enforceable Obligation. Each of Buyer and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be performed by it. This Agreement has been duly authorized, executed, and delivered by Buyer and Merger Sub and is the legal, valid, and binding obligation of Buyer and Merger Sub, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of the Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.2 No Violations. The execution, delivery, and performance of this Agreement by Buyer and Merger Sub will not contravene or violate (a) any law, rule, or regulation to which Buyer or Merger Sub is subject, (b) any judgment, order, injunction, or decree of any court, arbitrator, or governmental authority or agency that is applicable to Buyer or Merger Sub, or (c) the charter or bylaws of Buyer or Merger Sub; nor will such execution, delivery, or performance violate, be in conflict with, result in the breach of, or require the consent of any other party to, any material contract, lease, license, permit, or other agreement or similar instrument to or by which Buyer or Merger Sub is a party or otherwise bound or by which any of the assets or properties of Buyer or Merger Sub may be bound, or give any party with rights thereunder the right to terminate, cancel, or accelerate the rights or obligations of Buyer or Merger Sub thereunder.

5.3 Consents and Approvals. Except for any filings that may be required to comply with the HSR Act and any applicable foreign antitrust and competition laws, no authorization, approval, or consent of, and no registration or filing with, any governmental authority or agency is required to be made or obtained by Buyer or Merger Sub in connection with the execution, delivery, and performance of this Agreement by Buyer or Merger Sub.

5.4 Litigation. There is no pending or threatened, litigation, arbitration, investigation, or other proceeding involving Buyer or Merger Sub of or before any court, arbitrator, or governmental, regulatory, or administrative official, body, or authority that is reasonably likely to prevent or materially delay the consummation by Buyer or Merger Sub of the transactions contemplated by this Agreement.

5.5 Sufficient Funds. Buyer has, on the date hereof, commitments for all of the funds required in order to complete this transaction on the terms contained in this Agreement. Without limitation of the foregoing, attached as Schedule 5.5 hereto are complete and accurate copies of (i) an equity commitment letter (the “Equity Commitment Letter”) from Bain Capital Fund VIII, L.P., and (ii) a debt commitment letter (the “Debt Commitment Letter”) from the financial institutions identified therein with respect to the financing of the transactions contemplated hereby (such equity and debt commitments collectively being the “Financing”). Subject to their terms and conditions, the Financing, together with all other funds of Buyer, is sufficient to allow Buyer to pay the full Merger Price and to satisfy in cash all other obligations of Buyer required to be satisfied at the Closing, including discharge of all Indebtedness and Transaction Expenses to the extent required. As of the date hereof, the Equity Commitment Letter and the Debt Commitment Letter (together with the ancillary documents referenced therein or delivered to the Seller Representative) constitute all of the agreements entered into between each of J.P. Morgan Securities, Inc., Citigroup Global Markets and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bain Capital Fund VIII, L.P. and/or its affiliates and Buyer and/or its affiliates with respect to the financing arrangements contemplated thereby. As of the date hereof, the Equity Commitment Letter and the Debt Commitment Letter are in full force and effect and have not been modified or amended in any respect. As of the date hereof, assuming the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement and the accuracy and completeness of the information provided by the Company to the Buyer in the course of its due diligence review, Buyer has no reason to believe that such Financing shall not be available or that the equity and debt commitments shall not be funded, and Buyer has not made any material misrepresentation with respect to Buyer in connection with obtaining such equity and debt financing commitments. As of the date hereof, assuming the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement and the accuracy and completeness of the information provided by the Company to the Buyer in the course of its due diligence review, Buyer has no reason to believe that there are any conditions to the payment of such cash or the drawing of such credit facilities which cannot be satisfied by Buyer as of the Closing Date.

5.6 No Brokers. Except for any broker or finder whose fees and expenses are the sole responsibility of Buyer, no broker or finder has acted directly or indirectly for Buyer, Merger Sub or any of their respective affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission from the Company in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of Buyer, Merger Sub or any of their respective affiliates.

5.7 Investor Representations. Buyer is acquiring the Shares for its own account for investment and has no present intent to resell or distribute all or any portion of the Shares. Buyer understands that the Shares are being sold without registration under the Securities Act and may not be resold unless registered under the Securities Act or unless an exemption from registration thereunder is available. Buyer also understands that the Shares are being sold without registration or qualification under any applicable state securities laws and may not be resold under registered or qualified thereunder.

5.8 WARN Act. Neither Buyer nor Merger Sub has any present plans or intention to carry out, following the Closing, any plant closing or mass layoff which would violate the WARN Act at any facility of the Company’s business (assuming for purposes of this subsection that no notice would be given in connection with any such closing or layoff).

ARTICLE VI

Covenants Pending Closing

6.1 Agreements of the Company.

(a) The Company covenants and agrees that, except (w) as set forth on Schedule 6.1, (x) as required or permitted by this Agreement, (y) with respect to all matters other than those described in Sections 6.1(a)(iv) and 6.1(a)(vii), as otherwise agreed to by Buyer with such approval not to be unreasonably withheld or delayed, or (z) with respect to all matters described in Sections 6.1(a)(iv) and 6.1(a)(vii), as otherwise agreed to by Buyer, between the date hereof and the Closing Date, as the case may be, the Company shall and shall cause its Subsidiaries to, carry on their respective businesses in the usual and ordinary course of business, and shall not:

(i) Directly or indirectly do any of the following: (A) sell, pledge, dispose of, or encumber (other than Permitted Encumbrances) any material assets of the Company or any Subsidiary other than in the ordinary course of its business; (B) amend or propose to amend the articles of incorporation or bylaws or comparable organizational documents of the Company or any Subsidiary; (C) split, combine, or reclassify any outstanding shares of the capital stock or other equity interest of the Company or any Subsidiary, or declare, set aside, or pay any dividend payable in cash, stock, property, or otherwise with respect to such shares or other equity interest; (D) redeem, purchase, acquire, or offer to acquire any shares of capital stock or other equity interest of the Company or any Subsidiary; or (E) enter into any agreement with respect to any of the matters set forth in this Section 6.1(a)(i);

(ii) (A) issue, sell, pledge, or dispose of, or agree to issue, sell, pledge, or dispose of, any additional shares or other equity interests of, or securities convertible or exchangeable for, or any options, warrants, or rights of any kind to acquire any shares or other equity interests of, capital stock of any class of the Company or any Subsidiary whether pursuant to any rights agreement, stock plan, or otherwise; (B) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof; (C) incur any material Indebtedness, except as required by this Agreement or in the ordinary course of the respective businesses of the Company or any Subsidiary, or enter into any capitalized lease; (D) enter into or amend any Material Contract except in the ordinary course of the respective businesses of the Company or any Subsidiary; or (E) dissolve or otherwise alter the corporate existence of the Company or any Subsidiary;

(iii) increase the compensation or benefits of any officer or employee, other than, with respect to any employee other than an officer, (a) in the ordinary course of business, (b) to comply with applicable law or (c) as required to do so pursuant to existing contracts or agreements;

(iv) pay, discharge, waive, settle or satisfy any action, claim, suit, arbitration or proceeding against or by the Company or any of its Subsidiaries;

(v) make, change or revoke any material Tax election, file any amended Tax Returns, settle or compromise any material Tax liability, enter into any material closing agreement relating to any Tax, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or change any material tax accounting method or taxable period;

(vi) declare, or pay dividends on, or make any other distribution with respect to, or purchase any of its capital stock except intercompany dividends and distributions paid by a Subsidiary that is directly or indirectly wholly-owned by the Company;

(vii) terminate, amend or waive any rights of the Company or its Subsidiaries under the Niton Letter; or

(viii) take any other action that is described in Section 3.8; and

(b) At or prior to the opening of business on the Closing Date, the Company shall cause all intercompany payables, receivables and loans between the Company, on the one hand, and the Shareholders or their affiliates (other than the Company), on the other hand, to be settled or cancelled.

(c) As promptly as practicable after the date hereof, the Company shall take all action necessary under the California Code and its charter or organizational documents to provide notice to the Shareholders of action taken by written consent in lieu of a special meeting to adopt this Agreement.

6.2 Consents and Approvals. Each party agrees to file the appropriate Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Each party agrees to use its best efforts to obtain early termination of the waiting period under the HSR Act. In addition, each party agrees to promptly make any other filing that may be required under any antitrust law or by any antitrust authority and effect all other filings with and notifications to the government agencies in any other jurisdiction where such filings and notifications are required. Buyer agrees to take any and all steps necessary to avoid or eliminate as soon as possible each and every impediment under any antitrust law that may be asserted by any United States or foreign governmental antitrust authority so as to enable the parties to expeditiously close the transactions contemplated hereby, including without limitation, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale or disposition of such assets or shares as are required to be divested in order to facilitate the expiration or termination of the HSR Act waiting period or otherwise obtain all applicable merger control clearances. Buyer shall pay the filing fees associated with the HSR filings and any other similar filings required in any other jurisdictions. The Company and Buyer mutually commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues under any antitrust law and, consequently, expiration or termination of the applicable HSR Act waiting period at the earliest practicable date. The Company and Buyer will supply each other with copies of all correspondence, filings or communications with antitrust authorities, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions, including but not limited to documents filed pursuant to Item 4(c) of the Notification and Report Form or communications regarding the same; provided, however, that to extent any of the documents or information are commercially or competitively sensitive, a party may satisfy its obligations by providing such documents or information to the other party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client.

ARTICLE VII

Other Agreements

7.1 Books and Records. For seven (7) years following the Closing Date, unless acting with the prior written consent of the Shareholders’ Representative, and with the exception of patient and student data (which Buyer may destroy at any time following the minimum period required by statute), Buyer shall not (and shall not permit the Company to) destroy or otherwise dispose of the Company’s books, records, files, designs, specifications, customer lists, supplier lists, information, reports, correspondence, literature and other sales material, computer software, magnetic media, and other data and similar materials (all such materials, the “Books and Records”) without first offering to surrender the Books and Records which are intended to be destroyed or disposed of to the Shareholders’ Representative. After the Closing, Buyer (a) shall allow the counsel, accountants, and other representatives of the Shareholders and their affiliates access to such Books and Records (with the related right of examination and duplication) upon reasonable request and during normal business hours and (b) shall make available the employees of the Company to the extent such availability is reasonably required by the Shareholders’ Representative in connection with the investigation, preparation, conduct, or settlement of or for any dispute, claim, suit, litigation, or other proceeding by or against the Shareholders (or any of their affiliates) or any other matter arising out of the business of the Company prior to the Closing.

7.2 Investigation and Evaluation. Buyer acknowledges that (a) Buyer and its directors, officers, attorneys, accountants, and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by Buyer all books, records, and other information with respect to the Company and its business, assets, and liabilities, (b) Buyer has taken full responsibility for determining the scope of its investigations of the Company and its business, assets, and liabilities, and for the manner in which such investigations have been conducted, and has examined the Company and its business, assets, and liabilities to Buyer’s full satisfaction, (c) Buyer is fully capable of evaluating the adequacy and accuracy of the information and material obtained by Buyer in the course of such investigations, and (d) Buyer has not relied on the Shareholders or the Company with respect to any matter in connection with Buyer’s evaluation of the Company and its business, assets, and liabilities and the transactions contemplated hereby, other than the representations and warranties of the Company specifically set forth in Article III. Prior to the Closing, Buyer and its employees, accountants, and other representatives shall only be entitled to access or have the right to inspect the Company’s business, properties, assets, and records with the prior consent of the Company, which consent shall not be unreasonably withheld or delayed.

7.3 Publicity. Neither Buyer (or any of its affiliates) nor the Company (or any of its affiliates) shall issue any press release or otherwise make any public statement (except for releases and public statements required or advisable under applicable laws or regulations) with respect to the transactions contemplated hereby without first consulting with and obtaining the approval of Buyer, in the case of the Company, or without first consulting with and obtaining the approval of the Company, in the case of Buyer.

7.4 Employee and Related Matters.

(a) The employees of the Company or any Subsidiary on the Closing Date shall be collectively referred to herein as “Transferred Employees.”

(b) For a period of not less than one (1) year beginning on the Closing Date, Buyer shall take such actions as may be necessary to ensure that compensation, benefits, and other terms and conditions of employment of each Transferred Employee are substantially comparable in the aggregate to the terms and conditions under which such individual was employed by the Company or a Subsidiary immediately prior to the Closing Date. For purposes of any service or employment requirement for eligibility or entitlement under any employee benefit plan, scheme, or arrangement maintained by Buyer or its affiliates, service and employment with the Company, the Subsidiaries, the Shareholders, or their affiliates shall be treated as service and employment with Buyer and its affiliates. Without limiting the foregoing, neither Buyer nor any of its affiliates (including the Surviving Corporation) shall treat any Transferred Employee as a “new” employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provisions under any health care or other welfare benefit plan of Buyer or its affiliates (including the Surviving Corporation) to which such employee is transferred after the Effective Time (the “Successor Plans”), and Buyer and such affiliates will make appropriate arrangements with each applicable insurance carrier to ensure such result. Accordingly, all Successor Plans of Buyer or its affiliates (including the Surviving Corporation) in which the Transferred Employees participate after the Effective Time shall, to the fullest extent allowed by law, provide coverage for pre-existing health conditions to the same extent those conditions were covered under the applicable plans or programs of the Company in effect for them immediately prior to the Effective Time, and all limitations as to pre-existing conditions, exclusions and waiting periods shall accordingly be waived with respect to their participation and coverage under the Successor Plans. In addition, each Transferred Employee shall be credited with any co-payments and deductibles paid during the portion of the applicable plan year prior to transfer to the Successor Plans for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Successor Plans to which such employee is transferred, as if those deductibles or co-payments had in fact been paid under those Successor Plans.

7.5 Consents. Prior to the Closing Date, the Company shall use commercially reasonable efforts to obtain as promptly as possible the third party consents listed on Schedule 7.5 hereto. Buyer shall cooperate with the Company’s efforts to obtain such assignments, permits, and consents. In addition to the foregoing, the Company and Buyer shall use all commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement.

7.6 Notification of Certain Matters.

(a) From time to time prior to the Closing, the Company shall promptly notify Buyer of any material inaccuracies in the Company’s representations and warranties set forth in Article III.

(b) Buyer shall promptly deliver written notice to the Company if Buyer has been notified or if it reasonably believes that any of its representations and warranties as set forth in Section 5.5 are no longer true and correct or will not be true and correct as of the Closing Date.

7.7 Officers and Directors Liability.

(a) From and after the Closing Date, Buyer shall cause the Surviving Corporation and the Subsidiaries to: (i) indemnify and hold harmless each present or former officer or director of the Company or any Subsidiary or any present or former officer, director, or trustee of any Benefit Plan (each, an “Officer”) from and against any losses, claims, damages, liabilities, judgments, costs, expenses (including reasonable attorneys’ fees), judgments, fines and settlements in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring on or prior to the Closing Date (including any which arise out of or relate to the transactions contemplated by this Agreement), whether asserted or commenced prior to or after the Closing Date (each, a “D&O Claim”), to the full extent required or permitted by the provisions as in effect on the date hereof (the “Indemnification Provisions”) of the Company’s and the Subsidiaries’ charter or organizational documents or pursuant to law with respect to the indemnification of Officers; (ii) advance expenses to the Officers in connection with each D&O Claim to the full extent required by the Indemnification Provisions; (iii) honor the Indemnification Provisions as contract rights in favor of the Officers, with respect to any D&O Claim; and (iv) for a period of six (6) years after the Closing, maintain director and officer liability insurance which insurance shall provide coverage for the individuals who were Officers of the Company or the Subsidiaries prior to the Closing comparable to the policy or policies maintained by the Company and the Subsidiaries immediately prior to the Closing for the benefit of such individuals.

(b) All rights to exculpation and indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the Officers as provided in the Company’s and the Subsidiaries’ organizational documents on the date hereof shall be maintained in such documents and shall survive the Closing and shall continue in full force and effect in accordance with their terms.

(c) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each of the parties described in this Section 7.7, their heirs and their personal representatives and shall be binding on all successors and permitted assigns of the Company, the Subsidiaries and Buyer. Buyer shall cause the surviving or resulting entity of any merger, consolidation or similar transaction involving the Company or the Subsidiaries resulting in such loss of control to assume the obligations imposed by this Section 7.7.

7.8 Efforts to Obtain Funding.

(a) Buyer shall use its commercially reasonable efforts to obtain the Financing sufficient to effect the Closing on a targeted date of November 15, 2006. If at any time it becomes reasonably likely that Buyer will be unable for any reason to consummate the Financing on the terms set forth in the Equity Commitment Letter or the Debt Commitment Letter, Buyer shall use its commercially reasonable efforts to obtain replacement financing, provided that Buyer shall not be required to accept terms that are materially less favorable in the aggregate to the Buyer than those set forth in the Equity Commitment Letter and the Debt Commitment Letter. For the avoidance of doubt, a decision by the Buyer to begin the process of marketing the Financing after it has had a reasonable opportunity to incorporate the Company’s financial statements for the periods ending September 30, 2006 shall be deemed to be commercially reasonable.

(b) Without limiting the generality of the obligations set forth in subsection (a) above, but subject to the last sentence thereof Buyer shall use its commercially reasonable efforts to cause the conditions which are set forth in the Equity Commitment Letter and the Debt Commitment Letter to be fulfilled in accordance with their terms as soon as reasonably practicable. Buyer shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its representatives to, deliver all documents and instruments reasonably necessary to satisfy the conditions set forth in the Equity Commitment Letter and the Debt Commitment Letter and assist with the syndication or marketing of the financing contemplated thereby.

(c) Buyer shall not amend, modify or change any provision in either the Equity Commitment Letter or the Debt Commitment Letter in any respect adverse to the Company without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed (it being understood that the Buyer may agree to amend the Debt Commitment Letter to provide for the assignment of a portion of the debt commitment to additional agents or arrangers and, without adding any additional conditions to the Debt Commitment Letter, granting such persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers), and Buyer shall draw down on the financings referred to in the Equity Commitment Letter and the Debt Commitment Letter when the conditions set forth in the Equity Commitment Letter and the Debt Commitment Letter are satisfied.

(d) The Company agrees to provide, and shall cause the Subsidiaries to provide, all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Buyer and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Buyer, (iii) satisfying the conditions set forth in the Debt Commitment Letter (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company), (iv) assisting Buyer and its financing sources in the preparation of an offering document or customary marketing materials for any of the Debt Financing, (v) reasonably cooperating with the marketing efforts of Buyer and its financing sources for any of the Debt Financing, (vi) reasonably facilitating the pledging of collateral, and (vii) using its commercially reasonable efforts to obtain legal opinions, surveys and title insurance as reasonably requested by Buyer.

ARTICLE VIII

Conditions Precedent to the Closing

8.1 Conditions Precedent to the Parties’ Obligations. The obligations of Buyer and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the applicable party), prior to or at the Closing, of each of the following conditions precedent:

(a) No injunction, writ, temporary restraining order, or other order, shall be in effect which restrains or prohibits the transactions contemplated by this Agreement.

(b) The waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

8.2 Conditions Precedent to Buyer and Merger Sub’s Obligations. The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by Buyer), prior to or at the Closing, of each of the following additional conditions precedent:

(a) The representations and warranties of the Company set forth in this Agreement, shall be true and correct in all respects except as would not reasonably be expected to have a Material Adverse Effect, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects except as would not reasonably be expected to have a Material Adverse Effect as of such earlier date). The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company by the time of the Closing, and the Company shall have complied in all respects with the covenant set forth in Section 6.1(a)(vii). The Company shall have delivered to Buyer the Company Officer’s Certificate confirming the foregoing, which shall be dated the Closing Date and signed by an authorized officer of the Company;

(b) The Company shall have delivered to Buyer a duly executed and certified certificate stating that the Company is not a “United States Real Property Holding Corporation” as defined in Section 897 of the Code in accordance with Treasury Regulation promulgated under Sections 897 and 1445 of the Code (the “FIRPTA Certificate”); and

(c) Buyer shall have received pay-off letters (the “Pay-Off Letters”) in a form reasonably satisfactory to Buyer, with respect to the pay-off amounts of the Indebtedness of the Company and the Subsidiaries, and all liens and guarantees related to such Indebtedness shall either be terminated and released or the Pay-Off Letters shall specify they will be so terminated and released after satisfaction of the conditions specified therein (in a fashion that will not adversely impact the availability or material terms of the financing arrangements of Buyer with respect to the transactions contemplated hereto) and Buyer shall have received evidence of the foregoing reasonably satisfactory to it.

(d) Since the date hereof, no change, effect, event, occurrence, state of facts or development has occurred that, individually or in the aggregate, has resulted in or would be reasonably likely to result in a Material Adverse Effect.

(e) The Buyer will have received the proceeds of the Financing.

(f) The Company shall have obtained the assignments, permits and consents described on Schedule 8.2(f).

8.3 Conditions Precedent to the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the Company), prior to or at the Closing, of the following additional condition precedent:

(a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects, as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing. Buyer shall have delivered to the Company Buyer Officer’s Certificate confirming the foregoing, which shall be dated the Closing Date and signed by an authorized officer of Buyer.

(b) The Company shall have received a certified copy of each of Buyer’s and Merger Sub’s charter and organizational documents;

(c) The Company shall have received a certificate of good standing of Buyer and Merger Sub issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of its State of incorporation or formation;

(d) The Company shall have received an incumbency and specimen signature certificate with respect to the officers of Buyer and Merger Sub executing this Agreement, and any other document delivered hereunder, on behalf of Buyer and Merger Sub; and

(e) The Company shall have received a certified copy of resolutions of Buyer’s and Merger Sub’s board of directors, authorizing the execution, delivery and performance of this Agreement, and any other document delivered by Buyer and Merger Sub hereunder.

8.4 Frustration of Conditions. Neither Buyer nor the Company may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, respectively, to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its obligations under this Agreement.

ARTICLE IX

Shareholders’ Representative

9.1 Appointment of Shareholders’ Representative. By approval of this Agreement and the transactions contemplated hereby by the requisite percentage of the Shareholders under the California Code, the Shareholders irrevocably designate and appoint Frazier Healthcare II, L.P. (the “Shareholders’ Representative”), who accepts such appointment, as the Shareholders’ Representative and as such Shareholder’s attorney-in-fact and agent in connection with the execution and performance of this Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Shareholders.

9.2 Authority. By approval of this Agreement and the transactions contemplated hereby by the requisite percentage of the Shareholders under the California Code, the Shareholders irrevocably grant the Shareholders’ Representative full power and authority:

(a) to execute and deliver, on behalf of the Shareholders, and to accept delivery of, on behalf of the Shareholders, such documents as the Shareholders’ Representative determines, in its sole discretion, to be appropriate to consummate this Agreement;

(b) to do each and every act, implement any decision and exercise any and all rights which the Shareholders are permitted or required to do or exercise under this Agreement;

(c) to (i) dispute or refrain from disputing, on behalf of the Shareholders, any claim made against the Shareholders or the Company under this Agreement, including with respect to the Working Capital Adjustment Amount; (ii) negotiate and compromise, on behalf of the Shareholders, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement, including with respect to the Working Capital Adjustment Amount, and (iii) execute, on behalf of the Shareholders, any settlement agreement, release or other document with respect to such dispute or remedy, including with respect to the Working Capital Adjustment Amount;

(d) to enforce, on behalf of the Shareholders, any claim against Buyer arising under this Agreement;

(e) to engage attorneys, accountants and agents at the expense of the Shareholders;

(f) to give such instructions and to take such action or refrain from taking such action, on behalf of the Shareholders, as the Shareholders’ Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement;

(g) to communicate to, and receive all communications and notices from, Buyer, Merger Sub, the Surviving Corporation and its Subsidiaries;

(h) to execute and deliver on behalf of such Shareholders any amendment or waiver hereto;

(i) to authorize delivery to Buyer of any funds and property in its possession or in the possession of the Paying Agent in satisfaction of claims by Buyer or to object to such deliveries; and

(j) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all actions that the Shareholders’ Representative, in its sole discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement.

9.3 Reliance. By approval of this Agreement and the transactions contemplated hereby by the requisite percentage of the Shareholders under the California Code, the Shareholders agree that:

(a) in all matters in which action by the Shareholders’ Representative is required or permitted, notwithstanding any dispute or disagreement among the Shareholders, or between any Shareholder and the Shareholders’ Representative, Buyer shall be entitled to rely on any and all action taken by the Shareholders’ Representative under this Agreement without any liability to, or obligation to inquire of, any of the Shareholders, regardless of whether Buyer has knowledge of any such dispute or disagreement;

(b) notice to the Shareholders’ Representative, delivered in a manner provided herein, shall be deemed to be notice to Shareholders for purposes of this Agreement; and

(c) the power and authority of the Shareholders’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Shareholders under this Agreement shall have terminated, expired or been fully performed.

9.4 Actions by Shareholders. Notwithstanding the foregoing, by approval of this Agreement and the transactions contemplated hereby by the requisite percentage of the Shareholders under the California Code, the Shareholders agree, at the request of the Shareholders’ Representative: (a) to take all actions necessary or appropriate to consummate the transaction contemplated hereby individually on the Shareholders’ own behalf, and (b) to deliver, individually on the Shareholders’ own behalf, any other documents required of the Shareholders pursuant to this Agreement.

9.5 Indemnification of Shareholders’ Representative. By approval of this Agreement and the transactions contemplated hereby by the requisite percentage of the Shareholders under the California Code, the Shareholders agree to severally indemnify and hold harmless each Shareholder Rep Party from and against any Damages (except Damages caused by such Shareholder Rep Party’s willful misconduct) that such Shareholder Rep Party may suffer or incur in connection with any action or omission taken or omitted to be taken by the Shareholders’ Representative (or by any Shareholder Rep Party on behalf of the Shareholders’ Representative) pursuant to this Article IX. The Shareholders shall bear its pro-rata share (based on each Shareholder’s Percentage Share) of such Damages. No Shareholder Rep Party shall be liable to any Shareholder with respect to any action or omission (except for such Shareholder Rep Party’s willful misconduct) taken or omitted to be taken by the Shareholders’ Representative (or by any Shareholder Rep Party on behalf of the Shareholders’ Representative) pursuant to this Article IX.

9.6 Dissenting Shareholders. For purposes of this Article IX, “Shareholders” shall not include any Dissenting Shareholders.

ARTICLE X

Tax Matters

10.1 Cooperation on Tax Matters.

(a) After the Closing Date, Buyer, the Company, the Subsidiaries and the Shareholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article X and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each party agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Shareholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and the Subsidiaries or the Shareholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records.

(b) Buyer and the Shareholders’ Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Buyer and the Shareholders’ Representative further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

10.2 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company and the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and the Subsidiaries shall not be bound thereby or have any liability thereunder.

ARTICLE XI

Miscellaneous

11.1 Termination. This Agreement may be terminated by written notice of termination only as follows:

(a) By mutual written consent of Buyer and the Company;

(b) By Buyer if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Section 8.2(a) not to be satisfied, and such breach is incapable of being cured;

(c) By the Company if a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Section 8.3(a) not to be satisfied, and such breach is incapable of being cured;

(d) By the Company or Buyer, if the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall not have expired or been terminated on or before the one hundred and twentieth (120th) day following the date hereof; or

(e) By either Buyer or the Company, if the Closing has not occurred on or before December 1, 2006 (the “Outside Date”), unless the reason that the Closing has not occurred shall be the failure of the party seeking to terminate this Agreement to fulfill its obligations hereunder. Notwithstanding the foregoing, the Outside Date shall be automatically extended to December 15, 2006 if Buyer is involved in an active financing process.

11.2 Effect of Termination. In the event of the termination hereof as expressly permitted under Section 11.1, this Agreement shall forthwith become void and have no effect (except for Section 11.4) and there shall be no liability in respect of this Agreement on the part of Buyer or the Company or their respective officers, directors, or shareholders except as provided in Section 11.4. In the event of termination hereunder without Closing, each party hereto shall return promptly to the other party hereto or destroy (and certify such destruction to the other party in writing) all documents, work papers, and other material of the other party furnished or made available to such party or its representatives or agents, and all copies thereof, and agrees that no information received by it or its representatives or agents shall be revealed by it or its representatives or agents to any third party or used for the advantage of such party or any other Person.

11.3 Sales, Transfer and Documentary Taxes. Buyer shall be responsible for the payment of all documentary, stamp, sales, transfer, excise, or other taxes incurred in connection with this Agreement and the transactions contemplated hereby and the filing of any Tax Returns with respect to such taxes.

11.4 Expenses. The parties shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, and the consummation of the transactions contemplated hereby. Buyer acknowledges and agrees that it alone will be fully responsible for the filing fee owing under the HSR Act, any foreign merger control laws, and any applicable foreign investment or foreign exchange laws.

11.5 Contents of Agreement; Amendment. This Agreement and the Confidentiality Agreement set forth the entire understanding of the parties with respect to the transactions contemplated hereby. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties. Any and all other previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the Confidentiality Agreement.

11.6 No Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

11.7 Waiver. No waiver by either party hereto, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such party’s rights under any other provision of this Agreement, nor shall any such waiver constitute a waiver of such party’s right at any other time or unless it is made in writing and signed by the party waiving the condition. No failure by either party hereto to take any action with respect to any breach of this Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision of this Agreement against such other party or to take action with respect to such breach or default or of any subsequent breach or default by such other party.

11.8 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telefaxed with receipt acknowledged (and with a confirmation copy also sent by certified mail return receipt requested), delivered by a recognized commercial courier service with receipt acknowledged, or mailed by registered or certified mail return receipt requested, as follows:

If to Buyer, to:

CRC Health Corporation

20400 Stevens Creek Boulevard

Suite 600

Cupertino, CA 95014

Attention: Pamela Burke

Telefax No.: 415-358-8444

with a required copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Alfred O. Rose

Telefax No.: 617-951-7050

If to Shareholders’ Representative, to:

Frazier Healthcare II, L.P.

601 Union Street, Suite

Seattle, WA 98101

Attention: Nader Naini

Telefax No.: 206-621-1848

If to the Company, to:

Aspen Education Group, Inc.

17777 Center Court Drive, Suite 300

Cerritos, CA 90703

Attention: Nathaniel Weiner

Telefax No.: 562-402-7036

with a required copy to:

Morgan, Lewis & Bockius LLP

300 South Grand Avenue, Suite 2200

Los Angeles, CA 90071

Attention: John F. Hartigan, Esq.

Telefax No.: 213-612-2501

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval, or other communication will be deemed to have been given as of the date so delivered or telefaxed or five (5) Business Days after the date mailed.

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its choice of laws provisions.

11.10 Survival. The representations and warranties and covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the covenants and agreements set forth in Article II, Article VII and this Article XI to be performed after the Effective Time shall survive the Effective Time in accordance with their terms.

11.11 Consent to Jurisdiction. Each of the parties (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action related to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of California or a California state court.

11.12 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 7.7 hereof, the Officers and their heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such section and shall have the right to enforce such section in their own names.

11.13 Headings; Knowledge of the Company. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this

Agreement, “knowledge of the Company” and each phrase having equivalent meaning (e.g., “known to the Company”) shall mean the actual knowledge of the individuals identified on Schedule 11.13 hereto, without such Persons being obligated or deemed obligated to conduct or to have conducted any special investigation or inquiry into the affairs or business of the Company, it being understood that no such individual identified on Schedule 11.13 shall be deemed to be making any of the representations made by the Company herein, in his individual capacity.

11.14 Disclosure Schedule, Schedules, and Exhibits. The Disclosure Schedule, and all Schedules and Exhibits, referred to herein are intended to be and hereby are specifically made a part of this Agreement. Matters reflected on the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

11.15 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such Person or circumstance in any other jurisdiction or to other Persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

11.16 Counterparts. This Agreement may be executed in any number of counterparts and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

MERGER SUB:

MADRID MERGER CORPORATION

By:	/s/ Dr. Barry W. Karlin
Name:	Dr. Barry W. Karlin
Title:	Chairman, Chief Executive Officer and President

BUYER:

CRC HEALTH CORPORATION

By:	/s/ Dr. Barry W. Karlin
Name:	Dr. Barry W. Karlin
Title:	Chairman, Chief Executive Officer and President

COMPANY:

ASPEN EDUCATION GROUP, INC.

By:	/s/ Elliot A. Sainer
Name:	Elliot A. Sainer
Title:	Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE

FRAZIER HEALTHCARE II, L.P.

By: FHM II, L.L.C., its general partner

By: Frazier Management, L.L.C., its managing member

By:	/s/ Nader J. Naini
Name:	Nader J. Naini
Title:	Member

[Note – Exhibits and Schedules have been omitted from this agreement as filed. The Company agrees to furnish supplementally to the Commission upon request a copy of such exhibits and schedules.]